Exhibit 10.3

Cendant Corporation
Officer Personal Financial Services Policy

Introduction and Objectives

Cendant provides Personal Financial Services perquisites to designated executives of the Corporation through an arrangement with AYCO. Such services generally include tax preparation and planning, financial planning, estate planning and other related financial services, and including legal services relating solely to financial and estate planning. The extent and level of services to be provided under this program, and the terms and conditions of the program, are established solely by the Corporation as may change at any time without notice to participants. The purposes of this program are (i) to provide designated executives with assistance managing their Corporation employee benefits and compensation programs and (ii) to assist designated executives with personal financial planning, in each case in order to alleviate the time burdens and inconvenience associated with these activities so that the executives may focus incremental time and energy, without personal distractions, on Corporation business matters.

Recognizing that certain executives are more likely to have personal financial situations with greater complexity, and are also more likely to have existing financial plans and personal financial advisors other than AYCO, the Corporation has determined to provide flexibility to its participating officers in selecting their financial advisor under this program, so long as the aggregate cost to the Corporation for the provision of personal financial services benefits is not increased.

Selection of Advisors; Reimbursement of Expenses

Under this program, eligible senior level executives may elect not to engage AYCO for personal financial planning and instead engage any other person or entity to provide the covered services (“Alternative Advisor”). Executives may only engage Deloitte & Touche or one of its affiliates as an Alternative Advisor (and seek reimbursement under this program) with the approval of the Corporation’s Audit Committee. Executives may not engage their family members or their spouses’ family members (or any person who may have an actual or apparent conflict of interest in respect of the Corporation or its affiliates) to serve as an Alternative Advisor. Any executive engaging an Alternative Advisor should notify Mr. Pictroski as promptly as possible for approval.

Eligibility

Effective for calendar year 2004, actively employed senior level executives designated by the Corporation as “Senior Executive Leadership 1” or “SEL1” are eligible to designate Alternative Advisors under this policy. Generally, SEL1 executives are described as direct reports to the Chairman and Chief Executive Officer of the Corporation. Effective at such time to be determined by Cendant senior management, actively employed executives designated by the Corporation as Senior Executive Leadership 2 (SEL2) or

Executive Leadership (EL) are eligible to designate Alternative Advisors under this policy. Nothing contained in this policy document is intended to cause any person to become eligible for financial planning perquisites under the Corporation’s program. Determinations of eligibility for financial planning perquisites are made by the Corporation in its sole discretion and are communicated to the Corporation’s Compensation Committee. This policy document only applies to the use of Alternative Advisors for persons already determined by the Corporation to be eligible to receive financial planning benefits, and does not apply to all terms and conditions of the program. Cendant has at all times retained the sole discretion to terminate the financial services program and the other program benefits set forth hereunder for all participants and any participant, at any time.

Eligible Reimbursable Expenses

This program will reimburse eligible executives for fees paid to an Alternative Advisor. Maximum fiscal year reimbursement is $10,000 for SEL1 (effective 2004 and later years). Maximum fiscal year reimbursement is $8,000 for SEL2 and EL (effective 2005 and later years). To the extent reimbursement of incurred expenses constitutes taxable income, the Corporation in its sole discretion may provide the executive with an additional full or partial tax gross up payment. For 2004 and 2005, such gross up payment is approved in full. The Corporation’s President is authorized to make any such determinations regarding the provision of tax gross up payments; provided, that no such gross up payment may exceed $10,000 for SEL1 and, upon determination of eligibility for Alternative Advisors, $6,000 for SEL2 and EL. Additional annual limits on executive officer perquisites may also apply and may limit the amount of reimbursement paid to executives under this program. All requests for reimbursement must be include detailed invoices prepared by the Alternative Advisor. Any executive engaging an Alternative Advisor must submit for reimbursement all eligible and reimbursable expenses under the program to the Corporation’s Senior Vice President of Compensation, by no later than December 15th the applicable fiscal year (or such other appropriate deadline set by such officer).

Income Treatment

Reimbursements to executives under this program may be characterized as wages and imputed as income subject to and in accordance with applicable law. To the extent the Corporation determines that reimbursement of incurred expenses constitutes taxable income, the Corporation in its sole discretion may provide the executive with an additional full or partial tax gross up payment as discussed above.

Administration

Program is administered and interpreted by the Corporation’s Enterprise Compensation Department.